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                                     [LETTERHEAD]


                          CONSENT of INDEPENDENT ACCOUNTANTS


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We consent to the incorporation by reference in the Prospectus Supplement dated
March 13, 1997 (to Prospectus dated March 11, 1997) of Olympic Financial Ltd relating to Olympic Automobile Receivables Trust, 1997-A of our report dated January 17, 1996 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts."



                                            /s/ Coopers & Lybrand L.L.P.

                                            COOPERS & LYBRAND L.L.P.


New York, New York
March 19, 1997